Exhibit 99.1

Fellazo Inc. Receives Notice from Nasdaq

NEW YORK, NY, December 18, 2019 – Fellazo Inc. (the “Company”) announced today that, on December 13, 2019, the Company received a notice from the Listing Qualification Staff (the “Staff”) of The Nasdaq Stock Market LLC (“Nasdaq”) stating that, based upon its review of the Company’s filings with the Securities and Exchange Commission (“SEC”) and the materials submitted by the Company to Nasdaq, the Staff had determined to (i) deny the Company’s extension request through May 18, 2020 to evidence compliance with Nasdaq Listing Rule 5250(c)(1) due to the Company’s failure to timely file its Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2019 (“Form 10-Q”), and (ii) delist the Company’s securities from Nasdaq for its failure to (a) timely file its Form 10-Q as required by Nasdaq Listing Rule 5250(c)(1) and (b) disclose certain information as required by Listing Rule 5250(b)(1), concerning certain unauthorized related party transactions as described in the Company’s Current Report on Form 8-K filed with the SEC on December 18, 2019, none of which transactions involved the funds the Company deposited in its trust account. Therefore, the Company’s securities may be delisted from Nasdaq and the trading of the Company’s securities may be suspended at the opening of business on December 23, 2019 unless the Company timely requests a hearing before a Nasdaq Hearings Panel (“Panel”). If the trading of the Company’s securities is suspended, the Company’s securities will cease to be quoted on Nasdaq and may be traded on the over the counter market.

The Company intends to appeal Staff’s determination. The request for a hearing will automatically stay the suspension and delisting of the Company’s securities through January 6, 2020. In connection with the request for a hearing, the Company also intends to request a stay of the suspension of trading and delisting of the Company’s securities pending the completion of the hearing process and the expiration of any additional extension period granted by the Panel following the hearing. However, there can be no assurance that such a stay will be granted or that the Company will be able to regain compliance with all applicable requirements for continued listing.

About Fellazo Inc.

Fellazo Inc. is a newly incorporated blank check company incorporated as a Cayman Islands exempted company and incorporated for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. Although we are not limited to a particular industry or geographic region for purposes of consummating an initial business combination, we intend to focus on businesses in the health food and supplement sector that have their primary operations in Asia.

Forward-Looking Statements

Statements contained in this press release that are not historical fact may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may relate to, among other things, the Company’s ability to regain and maintain compliance with Nasdaq continued listing requirements. Such forward-looking statements do not constitute guarantees of future performance and are subject to a variety of risks and uncertainties. Additional factors that could cause actual results to differ materially from those projected or suggested in any forward-looking statements are contained in the Company’s filings with the SEC, including those factors discussed under the caption "Risk Factors" in such filings. Copies of such filings are available on the SEC's website,. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact

Nicholas Wong

Chief Executive Officer

Fellazo Inc.

nicholas.wong@fellazo-inc.com